Exhibit 15

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-132954) pertaining to the 2005 Israel Equity Incentive Plan and the 2005 United States Equity Incentive Plan,

(2)	Registration Statements (Form S-8 Nos. 333-207335, 333-235322) pertaining to the Check Point Software Technologies Ltd. Employee Stock Purchase Plan, as amended and restated,

(3)
Registration Statements (Form S-8 Nos. 333-211113, 333-240141, 333-276518,) pertaining to the Check Point Software Technologies Ltd. Employee Stock Purchase Plan (Non-U.S. Employees), and the Check Point Software Technologies Ltd. Employee Stock Purchase Plan (Non-U.S. Employees) as amended,

(4)	Registration Statement (Form S-8 No. 333-228075) pertaining to the Dome9 Security Ltd. 2011 Share Option Plan and the 2016 Equity Incentive Subplan, and

(5)
Registration Statements (Form S-8 Nos. 333-278473, 333-285866) pertaining to the Check Point Software Technologies Ltd. 2005 Israel Equity Incentive Plan, as amended, and the Check Point Software Technologies Ltd. 2005 United States Equity Incentive Plan, as amended;

(6)
Registration Statement (Form S-8 No. 333-290131) pertaining to the Check Point Software Technologies Ltd. Employee Stock Purchase Plan, As Amended and Restated, and the Check Point Software Technologies Ltd. Employee Stock Purchase Plan (Non-U.S. Employees), As Amended;

of our reports dated March 31, 2026, with respect to the consolidated financial statements of Check Point Software Technologies Ltd. and the effectiveness of internal control over financial reporting of Check Point Software Technologies Ltd. included in this Annual Report (Form 20-F) for the year ended December 31, 2025.

/s/ Kost Forer Gabbay & Kasierer A Member of EY Global Tel Aviv, Israel March 31, 2026